EXHIBIT 99.1

News Release

[LOGO]

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Reports Solid Third Quarter 2005 Results

Third Quarter 2005 Highlights:

•                  EPS of $.17 per diluted share at top of July guidance range.

•                  Revenue of $364.1 million up 11 percent over prior year.

•                  Human Resource Solutions revenue up 8 percent, to $254.6 million.

•                  Comdata revenue up 17 percent, to $109.5 million.  Higher fuel prices accounted for about 4 percent of the year over year growth.

•                  Cash flow from operations was again strong at $48.4 million.  Capital expenditures were $14.1 million.

•                  Stock repurchased during the quarter was 2.5 million shares for $51.9 million.

•                  Cash balance at September 30, 2005 was $241.4 million.  Debt balance stands at $71.0 million.

MINNEAPOLIS, October 27, 2005 — Ceridian Corporation (NYSE: CEN) today reported third quarter 2005 net earnings of $25.7 million, or $.17 per diluted share, on revenue of $364.1 million.  For the third quarter of 2004, net earnings were $10.9 million, or $.07 per diluted share, on revenue of $328.7 million.  For the nine months ended September 30, 2005, net earnings were $81.2 million, or $.54 per diluted share, on revenue of $1,079.5 million.  For the nine months ended September 30, 2004, net earnings were $25.9 million, or $.17 per diluted share, on revenue of $959.1 million.

“For the third consecutive quarter, Ceridian exceeded the targets laid out in our operating plan adopted early in 2005,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.  “In Human Resource Solutions (HRS), we are on track to deliver significant margin improvement in 2005 and 2006.  Similarly, the growth in Comdata’s business, even excluding the favorable impact of higher fuel prices, has been outstanding.

“The strong overall performance in Comdata, and continued progress on the margin initiatives in HRS, drove earnings per diluted share for the third quarter to the top of the range we communicated in July,” Turner continued.  “Revenue for the quarter in HRS was up 8 percent over last year, driven by a strong performance in the United States.  HRS segment earnings as a percentage of revenue were very strong in a seasonally weak quarter.  The major factors driving the current year improvement were tighter cost controls, revenue growth, pricing discipline, and higher interest income on float balances.  Negatively impacting the third quarter results were pre-tax charges in the quarter of approximately $6 million, or $.03 per diluted share, primarily related to software impairment in the U.S. and restructuring activity in our UK operation.

“The primary operational indicators in the HRS business are strong,” Turner said.  “Float balances again grew in double digits, customer retention was excellent at over 90 percent, and customer employment levels were up and in line with our plan for the quarter.

“Order growth in the core U.S. mid-sized company market, and in Canada, were solidly in double digits.  However, an absence in the quarter of larger Human Resource Outsourcing (HRO) signings in the U.S. and the UK, a significant downsizing and restructuring of our U.S. small business unit earlier this year, and a large order from the Department of Defense in the third quarter of 2004, caused overall HRS orders in the quarter to be down year over year.  In addition, reorganization in the international entities impacted the year over year comparison,” Turner continued.  “As we have stated previously, order levels can be expected to deviate from quarter to quarter.  Importantly, overall order levels remain higher than the previous year on a year-to-date basis, and order growth is expected to be stronger in the fourth quarter, driven largely by double-digit growth in the U.S.

“Comdata’s performance was again stellar,” said Turner.  “Revenue growth accelerated in the quarter and was up 17 percent over last year, with higher fuel prices accounting for about 4 percent of the increase.  Results in both the retail and transportation markets exceeded expectations.  Demand for the BusinessLink product and further penetration into the gasoline fleet market continue to drive growth in Comdata’s transportation segment.  In retail, demand for stored value cards remains extremely high.  Especially encouraging were major new customer signings in Stored Value Systems, both in the U.S. and internationally.  Comdata’s segment earnings as a percentage of revenue were ahead of plan in the quarter, at 32.4 percent.

“The strong overall earnings performance, along with effective management of working capital, generated healthy cash flow in the quarter,” Turner concluded.  “Cash flow from operations was $48.4 million, capital expenditures were $14.1 million, and depreciation and amortization expense was $21.3 million.  The cash balance at September 30, 2005, remained relatively high at $241.4 million, despite the repurchase of 2.5 million shares for $51.9 million during the quarter and a reduction of our debt balance to $71.0 million at quarter end.”

There was no impact to earnings from the timing of the financial impact of fuel price derivatives this quarter.

Guidance for 2005

“Another strong quarterly financial performance gives us confidence that our earnings for the year will fall near the top of the range previously communicated in July,” said Douglas C. Neve, executive vice president and chief financial officer.

Earnings per diluted share for the full year 2005 are now expected to be between $.78 and $.80, including the pre-tax charges of approximately $6 million, or $.03 per diluted share booked in the third quarter of 2005, and the benefit of a tax adjustment of $5.8 million, or $.04 per diluted share, booked in the second quarter of 2005.

Total 2005 revenue is now expected to be between $1,460 million and $1,470 million.  HRS revenue for the year is expected to be between $1,055 million and $1,060 million, up 9 percent to 10 percent over 2004.  HRS segment earnings as a percentage of revenue are expected to improve to approximately 5 percent.  HRS order growth for the year is now expected to be in the mid-single digit range on a percentage basis, with double digit growth in the U.S. offset by a decline in international.  Comdata revenue for 2005 is now expected to be between $405 million and $410 million, up 14 percent to 15 percent over 2004, with segment earnings as a percentage of revenue in the range of 31 percent to 32 percent.  Comdata’s revenue for the year will likely be at the higher end of the guided range if fuel prices remain at current levels.  Conversely, Comdata’s segment earnings as a percentage of revenue will likely be at the lower end of the guided range for the year if fuel prices remain at current levels, due to the impact of the fuel price derivatives that remain in effect until year end.

Cash flow from operations for the year is now expected to be $15 million to $25 million higher than previously communicated in July to a range of approximately $215 million to $225 million.

This forecast assumes that the impact of timing and cut-offs on working capital is modestly negative in the fourth quarter of 2005. Capital expenditures and depreciation and amortization are expected to be approximately $65 million and $85 million, respectively.  Cash received in February 2005 from the sale of interest rate derivatives of $21 million was recorded as cash flow from investing activities, and therefore is not included in the projected cash flow from operations.

Fourth quarter EPS is now expected to be between $.24 and $.26 per diluted share.  HRS revenue is now expected to be between $280 million and $285 million, with seasonally higher segment earnings as a percentage of revenue of approximately 10 percent. Comdata revenue is now expected to be between $100 million and $105 million, with segment earnings as a percentage of revenue of 31 percent to 32 percent.

The Company continues to hold derivative instruments tied to diesel fuel prices.  The derivative instruments related to 2005 expire at the end of the year, and have been reflected in the guidance for 2005.

The Company intends to hedge a portion of its exposure to diesel fuel prices again in 2006, and has entered into contracts which will not become effective until next year.  The guidance for the fourth quarter and for the full year 2005 does not attempt to predict, and does not include, any gain or loss related to the “mark to market” of new fuel price derivative instruments effective for 2006.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Thursday, October 27, 2005.  The webcast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on October 27, 2005.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe.  Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs.  Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended September 30,
	Current Quarter		Year to Date
	2005	2004	2005	2004

Revenue	$364.1	$328.7	$1,079.5	$959.1
Costs and Expenses
Cost of revenue	198.2	192.4	592.2	547.6
Selling, general and administrative	112.7	121.3	334.5	355.6
Research and development	6.4	7.0	20.1	19.9
(Gain) loss on derivative instruments	3.1	(7.9)	12.5	(2.6)
Other expense (income)	4.6	(0.8)	2.9	(2.5)
Interest income	(2.0)	(0.7)	(5.4)	(1.7)
Interest expense	1.0	1.2	3.9	3.2
Total costs and expenses	324.0	312.5	960.7	919.5

Earnings before income taxes	40.1	16.2	118.8	39.6

Income tax provision	14.4	5.3	37.6	13.7

Net earnings	$25.7	$10.9	$81.2	$25.9

Earnings per share
Basic	$0.18	$0.07	$0.55	$0.17
Diluted	$0.17	$0.07	$0.54	$0.17

Shares used in calculations (in thousands)
Weighted average shares (basic)	145,543	149,098	147,668	148,985
Dilutive securities	1,929	1,544	1,389	2,271
Weighted average shares (diluted)	147,472	150,642	149,057	151,256

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	September 30,	December 31,
	2005	2004

Cash and equivalents	$241.4	$220.7
Trade and other receivables, net	625.1	505.7
Other assets	1,339.0	1,384.5
Total assets before customer funds	2,205.5	2,110.9
Customer funds	3,489.2	4,096.0
Total assets	$5,694.7	$6,206.9

Debt	$71.0	$100.7
Drafts and settlements payable	261.3	153.4
Other liabilities	613.6	589.9
Total liabilities before customer funds obligations	945.9	844.0
Customer funds obligations	3,472.6	4,067.2
Total liabilities	4,418.5	4,911.2
Stockholders’ equity	1,276.2	1,295.7
Total liabilities and stockholders’ equity	$5,694.7	$6,206.9

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	Third Quarter		Nine Months YTD
	2005	2004	2005	2004

HRS	$254.6	$235.1	$775.3	$695.1
Comdata	109.5	93.6	304.2	264.0

Total revenue	$364.1	$328.7	$1,079.5	$959.1

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	Third Quarter
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$3.6	1.4%	$(12.4)	(5.2%	)
Comdata	35.5	32.4%	29.1	31.1%

Earnings before interest and taxes	39.1		16.7

Interest, net (not allocated to business units)	1.0		(0.5)

Earnings before income taxes	$40.1		$16.2

	Nine Months YTD
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$24.8	3.2%	$(42.6)	(6.1%	)
Comdata	92.5	30.4%	83.7	31.7%

Earnings before interest and taxes	117.3		41.1

Interest, net (not allocated to business units)	1.5		(1.5)

Earnings before income taxes	$118.8		$39.6